Exhibit 4.10


          Agreement to Furnish Copy of Modification Agreement

                          September 25, 1996


     Pursuant to Item 601(b)(4)(3)(A) of Regulation S-K, the Company hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of the Modification Agreement, dated June 1, 1996, to the Credit Agreement dated March 1, 1995 with First Union National Bank of Virginia and others.




                                WLR FOODS, INC.

                                 By:__/s/ Robert T. Ritter___
                                     ROBERT T. RITTER

                                 Its: Chief Financial Officer

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